EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ITG Reports Third Quarter 2012 Results

Steady Rate Capture and Expense Discipline Offset by Global Volume Weakness

NEW YORK, November 1, 2012 — ITG (NYSE: ITG), an independent execution and research broker, today reported results for the quarter ended September 30, 2012.

Third quarter 2012 highlights included:

•                  Net income of $0.2 million, or $0.01 per diluted share compared to net income of $10.5 million, or $0.25 per diluted share for the third quarter of 2011.  Net income for the third quarter of 2012 included a $1.3 million income tax benefit, or $0.03 per diluted share, from resolving a contingency in the U.S.  The reserves related to this income tax contingency were not excluded from adjusted results when they were established in previous reporting periods.

•                  Revenues of $119.6 million, compared to $149.4 million in the third quarter of 2011.

•                  Expenses of $119.4 million compared to expenses of $132.2 million in the third quarter of 2011.

•                  Average daily trading volume in the U.S. of 172.3 million shares, down 18% from the third quarter of 2011.  POSIT® average daily U.S. volume was 81.3 million shares, down 16% from the third quarter of 2011.  Total combined NYSE and NASDAQ average daily trading volume was down 27% in the third quarter of 2012 compared with the prior year period.  In Europe, average daily value traded in POSIT was $317 million, up 19% from the third quarter of 2011.

•                  The repurchase of 500,000 shares of common stock under ITG’s authorized share repurchase program for a total of $4.4 million.  Repurchases since the first quarter of 2010 have totaled $106.8 million for 7.9 million shares, resulting in a decrease in shares outstanding, net of new issuances, of more than 13%.

Revenues from U.S. operations were $77.8 million in the third quarter of 2012 compared to $98.0 million in the third quarter of 2011.  ITG’s U.S. operations posted net income of

$1.2 million in the third quarter of 2012, compared to net income of $6.9 million in the third quarter of 2011.  Sell-side client volume represented 51% of total U.S. volumes, up from 50% in the second quarter of 2012.  The overall revenue capture rate per share in the U.S. was $0.0044, unchanged since the fourth quarter of 2011.

ITG’s International revenues were $41.8 million in the third quarter of 2012 compared to $51.4 million in the third quarter of 2011.  ITG’s International operations posted a net loss of $1.0 million in the third quarter of 2012, compared to net income of $3.6 million in the third quarter of 2011.

“We faced very trying conditions in the third quarter, with lower market volumes in the U.S. and in all our international regions,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “Despite that, we managed to maintain our U.S. average rate per share, even as the overall percentage of sell-side volume increased slightly, and we continue to focus on controlling expenses in this environment.”

Year-to-Date Results

For the first nine months of 2012, revenues were $382.9 million, GAAP net loss was $241.4 million, or $6.24 per diluted share, and adjusted net income was $7.6 million, or $0.19 per diluted share.  For the first nine months of 2011, revenues were $442.1 million, GAAP net loss was $176.1 million, or $4.29 per diluted share, and adjusted net income was $25.9 million, or $0.62 per diluted share.

The discussion of year-to-date results above includes adjusted net income and related per share amounts, which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures to GAAP results.

Conference Call

ITG has scheduled a conference call today at 11:00 am ET to discuss third quarter results.  Those wishing to listen to the call should dial 1-800-215-2410 (1-617-597-5410 outside the U.S.) and enter the passcode 79076050 at least 10 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation can be downloaded from ITG’s website at investor.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 (1-617-801-6888 outside the U.S.) and entering the passcode 24355464.  The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2011 Annual Report on Form 10-K, and its Form 10-Qs and include, but are not limited to, general economic, business, credit and financial market conditions, internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, the volatility of our stock price, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Commissions and fees	$89,795	$117,648	$289,942	$348,174
Recurring	26,707	28,548	82,173	82,283
Other	3,115	3,223	10,787	11,657
Total revenues	119,617	149,419	382,902	442,114

Expenses:
Compensation and employee benefits	47,135	54,109	149,262	167,266
Transaction processing	19,336	24,840	61,208	70,970
Occupancy and equipment	16,033	14,904	45,745	44,909
Telecommunications and data processing services	15,034	14,559	44,813	44,500
Other general and administrative	21,220	23,181	67,494	68,103
Goodwill impairment	—	—	274,285	225,035
Restructuring charges	—	—	—	17,678
Acquisition related costs	—	—	—	2,523
Interest expense	678	636	1,980	1,400
Total expenses	119,436	132,229	644,787	642,384
Income (loss) before income tax (benefit) expense	181	17,190	(261,885)	(200,270)
Income tax (benefit) expense	(51)	6,713	(20,479)	(24,153)
Net income (loss)	$232	$10,477	$(241,406)	$(176,117)

Earnings (loss) per share:
Basic	$0.01	$0.26	$(6.24)	$(4.29)
Diluted	$0.01	$0.25	$(6.24)	$(4.29)

Basic weighted average number of common shares outstanding	38,301	40,615	38,672	41,051
Diluted weighted average number of common shares outstanding	39,252	41,271	38,672	41,051

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Cash and cash equivalents	$262,890	$284,188
Cash restricted or segregated under regulations and other	66,176	71,496
Deposits with clearing organizations	23,461	25,538
Securities owned, at fair value	8,718	5,277
Receivables from brokers, dealers and clearing organizations	1,290,402	871,315
Receivables from customers	543,936	472,509
Premises and equipment, net	42,718	43,023
Capitalized software, net	45,994	51,258
Goodwill	—	274,292
Other intangibles, net	36,536	39,594
Income taxes receivable	9,658	6,838
Deferred taxes	36,156	16,493
Other assets	17,951	16,248
Total assets	$2,384,596	$2,178,069

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$152,564	$181,224
Short-term bank loans	15,439	1,606
Payables to brokers, dealers and clearing organizations	1,159,725	1,079,773
Payables to customers	601,042	207,738
Securities sold, not yet purchased, at fair value	4,730	438
Income taxes payable	11,509	11,460
Deferred taxes	368	719
Term debt	20,571	23,997
Total liabilities	1,965,948	1,506,955

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 52,037,011 and 51,899,229 shares issued at September 30, 2012 and December 31, 2011, respectively	520	519
Additional paid-in capital	243,913	249,469
Retained earnings	411,938	653,344
Common stock held in treasury, at cost; 14,078,344 and 12,679,948 shares at September 30, 2012 and December 31, 2011, respectively	(249,555)	(240,559)
Accumulated other comprehensive income (net of tax)	11,832	8,341
Total stockholders’ equity	418,648	671,114
Total liabilities and stockholders’ equity	$2,384,596	$2,178,069

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Adjusted Results

In evaluating ITG’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Adjusted expenses and adjusted net income together with related per share amounts are non-GAAP performance measures, but the Company believes that they are useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses. These measures should be viewed in addition to, and not in lieu of, ITG’s reported results under GAAP.

The following is a reconciliation of GAAP results to adjusted results for the periods presented (in thousands except per share amounts):

	Nine Months Ended September 30,
	2012	2011
	(unaudited)	(unaudited)
Total revenues	$382,902	$442,114

Total expenses	644,787	642,384
Less:
Goodwill and other asset impairment (1)(2)	(274,285)	(225,035)
Restructuring charges (3)	—	(17,678)
Acquisition related costs (4)	—	(2,523)
Adjusted operating expenses	370,502	397,148

Loss before income tax benefit	(261,885)	(200,270)
Effect of pro forma adjustment	274,285	245,236
Adjusted pre-tax operating income	12,400	44,966

Income tax benefit	(20,479)	(24,153)
Tax effect of pro forma adjustment	25,322	43,260
Adjusted operating income tax expense	4,843	19,107

Net loss	(241,406)	(176,117)
Net effect of pro forma adjustment	248,963	201,976
Adjusted operating net income	$7,557	$25,859

Diluted loss per share	$(6.24)	$(4.29)
Net effect of pro forma adjustment	6.43	4.91
Adjusted diluted operating earnings per share	$0.19	$0.62

Notes:

(1)          In the second quarter of 2012, goodwill with a carrying value of $274.3 million was deemed impaired and its fair value was determined to be zero, resulting in impairment charges of $245.1 million, $28.5 million and $0.7 million in the U.S, European and Asia Pacific operating segments, respectively.

(2)          In the second quarter of 2011, goodwill with a carrying value of $470.1 million in the U.S. operating segment was deemed impaired and its fair value was determined to be $245.1 million, resulting in an impairment charge of $225.0 million.

(3)          During the second quarter of 2011, ITG decided to implement a restructuring plan to improve margins and enhance shareholder returns primarily focused on reducing costs in the workforce. The cost reduction plan resulted in a restructuring charge totaling $17.7 million. These costs included employee separation and related costs of $17.4 million and lease consolidation costs of $0.3 million.

(4)          During the second quarter of 2011, ITG acquired Ross Smith Energy Group Ltd., a Calgary-based independent provider of research on the oil and gas industry. In connection with the acquisition, ITG incurred approximately $2.5 million of acquisition related costs, including legal fees, contract settlement costs and other professional fees.

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